EXHIBIT 5



                     [Letterhead of Kilpatrick Stockton LLP]



February 18, 1998

Speizman Industries, Inc.
508 W. 5th Street
Charlotte, North Carolina 282312

Gentlemen:

We refer to the registration statement on Form S-8 (the "Registration Statement"), to be filed by Speizman Industries, Inc. (the "Company") with the Securities and Exchange Commission on or about February 23, 1998, under the Securities Act of 1933, as amended (the "Act"), relating to the additional 160,000 shares of the common stock of the Company, par value $0.10 per share (the "Shares"), issuable by the Company pursuant to the Speizman Industries, Inc. Nonqualified Stock Option Plan, as amended (the "Plan").

As counsel for the Company, we have examined such corporate records and other documents and such matters of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of that examination, we advise you that, in our opinion, (a) when the issuance of the Shares has been duly authorized and (b) upon issuance of the Shares, and receipt of the consideration therefor, by the Company, both in accordance with the terms of the Plan and any award agreements thereunder, and the delivery of the certificates representing the Shares so issued, the Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement and amendments thereto. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

                                                  Very truly yours,

                                                  /s/ Kilpatrick Stockton LLP

                                                  KILPATRICK STOCKTON LLP